HF Financial Corp. Fourth Quarter Earnings Increased 33% to $0.28 Per Diluted Share From Prior Year
Pierre Branch Sale Completed on July 24 for a $2.8 million Pre-tax Net Gain

Net Interest Margin, TE Expands 20 Basis Points to 3.53% in FY 4Q15
Loans Grow 12.6% Year-Over-Year
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, July 27, 2015 -- HF Financial Corp. (Nasdaq: HFFC) today reported fourth quarter earnings increased 33% to $2.0 million, or $0.28 per share, compared to $1.5 million, or $0.21 per share one year earlier and from $719,000, or $0.10 per share, one quarter earlier. The quarter’s earnings reflect a stronger net interest margin resulting from previously disclosed early repayment of Federal Home Loan Bank advances and significant loan growth. Additionally, the Company realigned its branch office network to generate better operating efficiencies. The Pierre branch office, with approximately $23 million in deposits, was sold for a deposit premium on July 24, 2015 and will be reflected in the fiscal first quarter of 2016 earnings. For the year ended June 30, 2015, earnings totaled $3.6 million compared to $6.6 million for the year ended June 30, 2014. The current year earnings were largely impacted by a one-time charge related to loss on the extinguishment of debt, losses on the sale of securities and costs associated with branch closures.
Loan balances continued growing to $914.4 million, up 4.9% compared to $871.6 million the previous quarter and increasing 12.6% from $811.9 million one year earlier. Total assets increased to $1.19 billion at June 30, 2015, from $1.14 billion the previous quarter and tangible book value per share increased to $14.07 from $13.93 the previous quarter. Asset quality remains strong with nonperforming assets as a percentage of total assets at 1.12% at June 30, 2015, compared to 1.37% one year earlier.
“In fiscal 2015, we accomplished many objectives including substantially improving our net interest margin, increasing tangible capital ratios, generating strong loan growth, engineering a more efficient branch office network and improving asset quality. Our banking platform is now better positioned to generate stronger earnings, which will further support growth in our tangible book value, payment of dividends and other capital management strategies. Our first quarter of fiscal 2016 will begin with a $2.8 million pre-tax gain from the sale of our Pierre branch. We look forward to continuing to improve our franchise value in fiscal 2016,” said Stephen Bianchi, President and Chief Executive Officer.
Fiscal 2015 Fourth Quarter Financial Highlights: (at or for the periods ended June 30, 2015, compared to March 31, 2015, and/or June 30, 2014.)

•	Net income was $2.0 million for the fourth quarter, or $0.28 per share, versus $0.10 per share the previous quarter and $0.21 per share one year earlier.

•	The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”), a non-GAAP measure, increased to 3.53% for the fiscal fourth quarter 2015 compared to 3.33% the previous quarter.

•	Total loans increased to $914.4 million at June 30, 2015, from $871.6 million at March 31, 2015, and from $811.9 million one year earlier, or a 12.6% increase year over year.

•
Nonperforming assets totaled $13.3 million, or 1.12% of total assets at quarter end compared to $13.1 million or 1.15% of total assets one quarter earlier. One year earlier, nonperforming assets totaled $17.5 million, or 1.37% of total assets. Nonperforming assets at June 30, 2015, include $9.5 million of non-accruing troubled debt restructured loans that are compliant with their restructured terms.

•	Net charge-offs were $412,000 for the fiscal fourth quarter and $1.1 million in fiscal 2015 or just 0.13% of the average total loans.

•	Loan and lease losses allowance totaled 1.23% of total loans at June 30, 2015, compared to 1.26% one quarter earlier. The Company has no direct exposure to the oil & gas industry.

•
As previously announced, the Bank sold its branch office in Pierre, SD with approximately $23 million in deposits on July 24, 2015, for approximately a $2.8 million net gain. This gain will be reflected in the first fiscal quarter of 2016.

•
Bank capital ratios as of June 30, 2015, continued to remain well above the newly implemented regulatory “well-capitalized” minimum levels and includes the newly implemented common equity tier 1 capital to risk-weighted assets ratio.

•	Total risk-based capital to risk-weighted assets was 13.29% versus 13.64% at March 31, 2015.

•	Tier 1 capital to risk-weighted assets was 12.16% versus 12.50% at March 31, 2015.

•	Tier 1 capital to total adjusted assets was 10.39% versus 10.23% at March 31, 2015.

•	Common equity tier 1 capital to risk-weighted assets was 12.16% versus 12.50% at March 31, 2015.

•	The most recent dividend of $0.1125 per share represents 2.96% current yield at recent market prices.

•	Tangible book value was $14.07 per share at June 30, 2015, compared to $13.72 per share one year earlier.
Balance Sheet and Asset Quality Review
HF Financial’s total asset base was $1.19 billion at June 30, 2015, compared to $1.14 billion one quarter earlier. HF Financial continues to grow its loan portfolio and fund new loans, in part, with new deposits. In the fourth fiscal quarter of 2015, total loans increased $42.8 million to $914.4 million from the end of the previous quarter and $102.5 million, or 12.6% from a year ago. The increase in the loan balance reflected an increased balance of commercial real estate and agricultural loans. Commercial real estate loans were the largest portion of the portfolio, which totaled 53.1% of total loans at June 30, 2015, followed by agricultural loans totaling 24.1%.
Total deposits increased to $963.2 million at June 30, 2015, from $934.3 million one quarter earlier. Non-certificate accounts represented 67.2% of total deposits, while certificates of deposit represented 32.8% of total deposits at June 30, 2015.
“Our loan growth, combined with the use of liquid investments used to previously fund the advanced repayment of FHLB advances, has necessitated the Bank’s use of out-of-market certificates of deposits in the fourth quarter. Our lenders are working to garner full banking relationships with our borrowers, including their deposit accounts to replace out-of-market deposits. We do not expect this funding source to increase materially,” stated Bianchi.
FHLB advances and other borrowings increased during the fourth fiscal quarter of 2015 to $65.6 million compared to $41.2 million in the previous quarter. At period end June 30, 2015, the weighted average cost of short-term advances totaling $55.3 million were 0.26% and the weighted average cost of $10.0 million in longer-term FHLB borrowings was 1.17%.
Nonperforming assets ("NPAs"), which included $9.5 million of nonaccruing troubled debt restructurings that are in compliance with their restructured terms, totaled $13.3 million at June 30, 2015 compared to $17.5 million one year earlier. At June 30, 2015, NPAs represented 1.12% of total assets and included only $157,000 in foreclosed assets.

The allowance for loan and lease losses at June 30, 2015, totaled $11.2 million and represented 1.23% of total loans and leases. Total allowance relative to total nonperforming loans was 85.7% at June 30, 2015, compared to 60.7% one year earlier.
Tangible common stockholders' equity was 8.41% of tangible assets at June 30, 2015 compared to 7.62% one year earlier. Tangible book value per common share was $14.07 at June 30, 2015, up from $13.72 one year earlier.
Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 12.16% at June 30, 2015, while the ratio of Tier 1 capital to total adjusted assets was 10.39%. These regulatory ratios were higher than the required minimum levels of 6.00% and 4.00%, respectively.
Review of Operations
For the fourth fiscal quarter ending June 30, 2015, HF Financial's operations reflected the benefit of prior restructuring activities, as the net interest margin has increased through lower cost funding sources and increased yields on earning assets. Net interest income increased 6.9% to $9.5 million for the fourth fiscal quarter of fiscal 2015 compared to $8.8 million the previous quarter and 15.8% from $8.2 million one year earlier. The NIM, TE expanded to 3.53% for the fiscal fourth quarter compared to 3.33% the previous quarter and 2.80% one year earlier.
“Our larger loan portfolio fueled the expansion of our net interest margin as lower yielding investments were redeployed into higher yielding loans. Additionally, our smaller investment portfolio has resulted in less variability in our mark-to-market adjustments and the resulting impact on other comprehensive income and tangible book value per share,” stated Brent Olthoff, Chief Financial Officer and Treasurer.
Provision for loan losses reflect reserves established for the larger loan portfolio, environmental conditions and historical charge-off activity. Provisions totaled $630,000 for the fourth fiscal quarter of 2015, compared to $282,000 for the third fiscal quarter of 2015 and $328,000 for the year ago quarter.
Noninterest income totaled $3.7 million for the fiscal fourth quarter of 2015 compared to $2.1 million in the previous quarter. The previous quarter was impacted by the sale of investment securities used to fund the repayment of FHLB advances and resulted in a loss of $1.1 million in addition to a loss on disposal of closed branch fixed assets of $298,000. Mortgage activity produced $1.1 million in servicing and gains on loan sales revenue in the fourth fiscal quarter of 2015 compared to $776,000 in the previous quarter. Fees on deposits totaled $1.4 million for the fourth quarter of fiscal 2015 which was similar to the previous quarter. Other noninterest income for the fiscal fourth quarter included a $195,000 net gain on the sale of a property.
Total noninterest expense was $9.7 million compared to $9.8 million in the previous quarter. Compensation and employee benefits increased to $6.0 million from $5.7 million the previous quarter. The fourth quarter reflects additional costs associated with performance incentives, health care and variable pay increases related to increased mortgage activity.
For a reconciliation of core earnings and core diluted earnings per share to accounting principles generally accepted in the United States ("GAAP") for net income and GAAP diluted earnings per share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."
These financial results are preliminary until the Form 10-K is filed in September 2015.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the fourth fiscal quarter 2015. The dividend is payable August 14, 2015 to stockholders of record August 7, 2015.

Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” and "Core Earnings" are non-GAAP financial measures. Information regarding the usefulness of Net Interest Margin, TE and Core Earnings appear in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, these presentations may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 23 offices in 17 communities, throughout Eastern South Dakota, Minnesota and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a full service branch in Fargo, North Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2014, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlight
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Interest, dividend and loan fee income:
Loans and leases receivable	$9,897	$9,197	$8,801	$38,446	$34,541
Investment securities and interest-earning deposits	766	863	1,504	3,894	5,603
	10,663	10,060	10,305	42,340	40,144
Interest expense:
Deposits	835	846	940	3,496	3,936
Advances from Federal Home Loan Bank and other borrowings	367	365	1,196	2,884	5,151
	1,202	1,211	2,136	6,380	9,087
Net interest income	9,461	8,849	8,169	35,960	31,057
Provision for losses on loans and leases	630	282	328	1,831	607
Net interest income after provision for losses on loans and leases	8,831	8,567	7,841	34,129	30,450
Noninterest income:
Fees on deposits	1,447	1,375	1,544	5,971	6,271
Loan servicing income, net	318	319	341	1,352	2,473
Gain on sale of loans	751	457	358	2,227	2,117
Earnings on cash value of life insurance	208	204	204	827	817
Trust income	171	234	222	853	864
Commission and insurance income	534	438	385	1,758	1,420
Gain on sale of securities, net	18	(1,076)	62	(1,099)	653
Loss on disposal of closed-branch fixed assets	—	(298)	—	(461)	—
Other	289	402	101	829	396
	3,736	2,055	3,217	12,257	15,011
Noninterest expense:
Compensation and employee benefits	5,952	5,675	5,399	22,386	21,424
Occupancy and equipment	996	1,330	1,025	4,377	4,165
FDIC insurance	194	221	205	821	866
Check and data processing expense	767	815	780	3,230	3,077
Professional fees	609	447	512	2,121	2,145
Marketing and community investment	316	444	320	1,508	1,255
Foreclosed real estate and other properties, net	39	24	16	100	322
Loss on early extinguishment of debt	—	—	—	4,065	—
Other	818	824	711	3,033	2,738
	9,691	9,780	8,968	41,641	35,992
Income before income taxes	2,876	842	2,090	4,745	9,469
Income tax expense	913	123	610	1,119	2,867
Net income	$1,963	$719	$1,480	$3,626	$6,602

Basic earnings per common share:	$0.28	$0.10	$0.21	$0.51	$0.94
Diluted earnings per common share:	$0.28	$0.10	$0.21	$0.51	$0.94
Basic weighted average shares:	7,054,451	7,054,197	7,055,440	7,054,609	7,055,302
Diluted weighted average shares:	7,061,927	7,061,035	7,058,630	7,060,377	7,058,613
Outstanding shares (end of period):	7,054,451	7,054,451	7,055,440	7,054,451	7,055,440
Number of full-service offices	23	23	27

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	June 30, 2015	June 30, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$21,476	$24,256
Investment securities available for sale	158,806	348,878
Investment securities held to maturity	20,156	19,507
Correspondent bank stock	4,177	6,367
Loans held for sale	9,038	6,173

Loans and leases receivable	914,419	811,946
Allowance for loan and lease losses	(11,230)	(10,502)
Loans and leases receivable, net	903,189	801,444

Accrued interest receivable	5,414	5,407
Office properties and equipment, net of accumulated depreciation	15,493	13,805
Foreclosed real estate and other properties	157	180
Cash value of life insurance	21,320	20,644
Servicing rights, net	10,584	11,218
Goodwill and intangible assets, net	4,737	4,830
Other assets	10,830	12,020
Total assets	$1,185,377	$1,274,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$963,229	$999,174
Advances from Federal Home Loan Bank and other borrowings	65,558	120,643
Subordinated debentures payable to trusts	24,837	24,837
Advances by borrowers for taxes and insurance	14,197	13,683
Accrued expenses and other liabilities	13,579	14,740
Total liabilities	1,081,400	1,173,077
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,137,906 and 9,138,895 shares issued at June 30, 2015 and 2014, respectively	91	91
Additional paid-in capital	46,320	46,218
Retained earnings, substantially restricted	90,145	89,694
Accumulated other comprehensive (loss), net of related deferred tax effect	(1,682)	(3,454)
Less cost of treasury stock, 2,083,455 shares at June 30, 2015 and 2014	(30,897)	(30,897)
Total stockholders' equity	103,977	101,652
Total liabilities and stockholders' equity	$1,185,377	$1,274,729

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended			Twelve Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30,
				2015	2014
Balance, beginning	$11,012	$10,933	$10,346	$10,502	$10,743
Provision charged to income	630	282	328	1,831	607
Charge-offs	(448)	(268)	(198)	(1,290)	(1,292)
Recoveries	36	65	26	187	444
Balance, ending	$11,230	$11,012	$10,502	$11,230	$10,502

Asset Quality	June 30, 2015	March 31, 2015	June 30, 2014
Nonaccruing loans and leases	$13,107	$13,043	$17,306
Accruing loans and leases delinquent more than 90 days	—	—	—
Foreclosed assets	157	27	180
Total nonperforming assets	$13,264	$13,070	$17,486

General allowance for loan and lease losses	$10,951	$10,491	$10,019
Specific impaired loan valuation allowance	279	521	483
Total allowance for loans and lease losses	$11,230	$11,012	$10,502

Ratio of nonperforming assets to total assets at end of period (1)	1.12%	1.15%	1.37%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.43%	1.50%	2.13%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.13%	0.11%	0.11%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.23%	1.26%	1.29%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	85.7%	84.4%	60.7%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets. Includes nonaccruing troubled debt restructured loans compliant with their restructured terms of
$9.5 million, $8.7 million, and $15.4 million, for the respective quarters.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the nine months ended March 31, 2015 have been annualized.

Troubled Debt Restructuring Summary	June 30, 2015	March 31, 2015	June 30, 2014
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$—	$52	$6
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	9,499	8,664	15,445
Accruing troubled debt restructurings (4)	2,767	2,788	1,717
Total troubled debt restructurings	$12,266	$11,504	$17,168
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $156, $189, and $250 for the periods presented, respectively.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	June 30, 2015	March 31, 2015	June 30, 2014
Common stockholders' equity before OCI (1) to consolidated assets	8.95%	9.22%	8.27%
OCI components to consolidated assets:
Net changes in unrealized gains and losses:
Investment securities available for sale	(0.02)	0.03	(0.11)
Defined benefit plan	(0.09)	(0.12)	(0.11)
Derivatives and hedging activities	(0.03)	(0.04)	(0.05)
Goodwill and intangible assets, net to consolidated assets	(0.40)	(0.42)	(0.38)
Tangible common equity to tangible assets	8.41%	8.67%	7.62%

Tangible book value per common share (2)	$14.07	$13.93	$13.72

Tier I capital (to adjusted total assets) (3)	10.39%	10.23%	9.49%
Tier I capital (to risk-weighted assets) (3)	12.16	12.50	13.38
Common equity tier I capital (to risk-weighted assets) (3)(4)	12.16	12.50	NA
Total risk-based capital (to risk-weighted assets) (3)	13.29	13.64	14.54
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.
(4) Common equity tier I capital ratio is a regulatory ratio reporting requirement effective beginning March 31, 2015.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	June 30, 2015		June 30, 2014
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$55,572	6.1%	$47,886	5.9%
Construction	6,308	0.7	3,838	0.5
Commercial:
Commercial business (1)	78,493	8.6	82,459	10.2
Equipment finance leases	158	—	847	0.1
Commercial real estate:
Commercial real estate	325,453	35.6	294,388	36.3
Multi-family real estate	111,354	12.2	87,364	10.7
Construction	48,224	5.3	22,946	2.8
Agricultural:
Agricultural real estate	96,952	10.6	79,805	9.8
Agricultural business	123,988	13.5	115,397	14.2
Consumer:
Consumer direct	14,837	1.6	17,449	2.1
Consumer home equity	50,377	5.5	56,666	7.0
Consumer overdraft & reserve	2,703	0.3	2,901	0.4
Total (2)	$914,419	100.0%	$811,946	100.0%
_________________________________________________
(1) Includes $1,377 and $1,645 tax exempt leases at June 30, 2015 and June 30, 2014, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	June 30, 2015		June 30, 2014
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$171,064	17.8%	164,918	16.5%
Interest-bearing checking accounts	185,075	19.2	173,879	17.4
Money market accounts	198,000	20.5	238,507	23.9
Savings accounts	93,053	9.7	160,277	16.0
In-market certificates of deposit	242,036	25.1	236,026	23.6
Out-of-market certificates of deposit	74,001	7.7	25,567	2.6
Total deposits	$963,229	100.0%	$999,174	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	June 30, 2015		March 31, 2015
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$910,757	4.36%	$861,736	4.33%
Investment securities(2)(3)	185,571	1.66	239,105	1.46
Total interest-earning assets	1,096,328	3.90%	1,100,841	3.71%
Noninterest-earning assets	75,668		78,432
Total assets	$1,171,996		$1,179,273
Interest-bearing liabilities:
Deposits:
Checking and money market	$380,230	0.23%	$391,645	0.23%
Savings	116,390	0.20	99,196	0.20
Certificates of deposit	289,084	0.77	294,573	0.79
Total interest-bearing deposits	785,704	0.43	785,414	0.44
FHLB advances and other borrowings	80,220	0.38	90,707	0.35
Subordinated debentures payable to trusts	24,837	4.68	24,837	4.67
Total interest-bearing liabilities	890,761	0.54%	900,958	0.55%
Noninterest-bearing deposits	146,183		141,370
Other liabilities	31,777		34,495
Total liabilities	1,068,721		1,076,823
Equity	103,275		102,450
Total liabilities and equity	$1,171,996		$1,179,273
Net interest spread(4)		3.36%		3.16%
Net interest margin(4)(5)		3.46%		3.26%
Net interest margin, TE(6)		3.53%		3.33%
Return on average assets(7)		0.67%		0.25%
Return on average equity(8)		7.62%		2.85%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended June 30, 2015 and March 31, 2015 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Twelve Months Ended
	June 30, 2015		June 30, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$859,190	4.47%	$755,222	4.57%
Investment securities(2)(3)	282,711	1.38	421,324	1.33
Total interest-earning assets	1,141,901	3.71%	1,176,546	3.41%
Noninterest-earning assets	78,650		73,054
Total assets	$1,220,551		$1,249,600
Interest-bearing liabilities:
Deposits:
Checking and money market	$391,684	0.24%	$370,984	0.26%
Savings	118,061	0.20	148,944	0.24
Certificates of deposit	282,615	0.83	262,431	1.00
Total interest-bearing deposits	792,360	0.44	782,359	0.50
FHLB advances and other borrowings	118,466	1.44	155,392	2.47
Subordinated debentures payable to trusts	24,837	4.73	24,837	5.29
Total interest-bearing liabilities	935,663	0.68%	962,588	0.94%
Noninterest-bearing deposits	148,288		158,616
Other liabilities	34,825		30,446
Total liabilities	1,118,776		1,151,650
Equity	102,775		97,950
Total liabilities and equity	$1,221,551		$1,249,600
Net interest spread		3.03%		2.47%
Net interest margin(4)		3.15%		2.64%
Net interest margin, TE(5)		3.21%		2.70%
Return on average assets(6)		0.30%		0.53%
Return on average equity(7)		3.53%		6.74%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Net interest income divided by average interest-earning assets.

(5)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(6)	Ratio of net income to average total assets.

(7)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

June 30, 2015	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$—	$—	$—	$55,572	$—	$112	$112
Construction	4	—	—	4	6,304	—	—	—
Commercial:
Commercial business	26	—	485	511	77,982	—	2,398	2,398
Equipment finance leases	—	—	—	—	158	—	—	—
Commercial real estate:
Commercial real estate	23	—	—	23	325,430	—	359	359
Multi-family real estate	—	—	—	—	111,354	—	—	—
Construction	—	—	—	—	48,224	—	—	—
Agricultural:
Agricultural real estate	375	139	1,203	1,717	95,235	—	4,482	4,482
Agricultural business	720	521	1,206	2,447	121,541	—	5,474	5,474
Consumer:
Consumer direct	18	3	3	24	14,813	—	45	45
Consumer home equity	190	—	135	325	50,052	—	237	237
Consumer OD & reserve	5	—	—	5	2,698	—	—	—
Total	$1,361	$663	$3,032	$5,056	$909,363	$—	$13,107	$13,107

June 30, 2014	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$430	$125	$—	$555	$47,331	$—	$125	$125
Construction	208	—	—	208	3,630	—	—	—
Commercial:
Commercial business	—	—	431	431	82,028	—	3,462	3,462
Equipment finance leases	—	—	—	—	847	—	—	—
Commercial real estate:
Commercial real estate	96	11	—	107	294,281	—	972	972
Multi-family real estate	—	—	27	27	87,337	—	27	27
Construction	—	—	—	—	22,946	—	—	—
Agricultural:
Agricultural real estate	—	—	—	—	79,805	—	7,933	7,933
Agricultural business	194	—	316	510	114,887	—	3,797	3,797
Consumer:
Consumer direct	21	8	6	35	17,414	—	49	49
Consumer home equity	59	79	271	409	56,257	—	941	941
Consumer OD & reserve	4	—	—	4	2,897	—	—	—
Total	$1,012	$223	$1,051	$2,286	$809,660	$—	$17,306	$17,306
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliation
Net Interest Margin to Net Interest Margin-Tax Equivalent Yield
(Dollars in Thousands)
(Unaudited)

Reconciliation of Net Interest Margin to Net Interest Margin-Tax Equivalent Yield

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
Net interest income	$9,461	$8,849	$8,169	$35,960	$31,057
Taxable equivalent adjustment	174	183	181	735	668
Adjusted net interest income	9,635	9,032	8,350	36,695	31,725
Average interest-earning assets	1,096,328	1,100,841	1,197,625	1,141,901	1,176,546
Net interest margin, TE	3.53%	3.33%	2.80%	3.21%	2.70%

Reconciliation of GAAP Earnings and Core Earnings
Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on the sale of securities, the charges incurred from the prepayment of borrowings, the net gain or loss recorded on the sale of property, and costs incurred for branch closures.

	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
GAAP earnings before income taxes	$2,876	$842	$2,090	$4,745	$9,469
Net loss (gain) on sale of securities	(18)	1,076	(62)	1,099	(653)
Charges incurred from prepayment of borrowings (1)	—	—	—	4,065	—
Net (gain) loss on sale of property	(195)	(313)	—	(444)	—
Costs incurred for branch closures (2)	1	695	—	897	—
Core earnings before income taxes	2,664	2,300	2,028	10,362	8,816
Provision for income taxes for core earnings	832	677	586	3,253	2,619
Core earnings	$1,832	$1,623	$1,442	$7,109	$6,197

GAAP diluted earnings per share	$0.28	$0.10	$0.21	$0.51	$0.94
Net loss (gain) on sale of securities, net of tax	—	0.10	(0.01)	0.10	(0.06)
Charges incurred from prepayment of borrowings, net of tax	—	—	—	0.36	—
Net (gain) loss on sale of property, net of tax	(0.02)	(0.03)	—	(0.04)	—
Costs incurred for branch closures, net of tax	—	0.06	—	0.08	—
Core diluted earnings per share	$0.26	$0.23	$0.20	$1.01	$0.88

(1) Charges incurred from prepayment of borrowings is included as Other noninterest expense on the income statement.
(2) Branch closure costs include loss on disposal of closed branch fixed assets in noninterest income and other costs associated with the closure and are included in the respective categories within noninterest expenses.